Exhibit 10.12

AGREEMENT OF SALE

This AGREEMENT OF SALE is made this 23rd day of June, 2006, between BRANDYWINE   OPERATING PARTNERSHIP, L.P. having its principal office at 401 Plymouth Road, Suite 500, Plymouth Meeting, PA 19462 (“Seller”), and BALA POINTE OWNER LP, a Delaware limited partnership, having a principal office c/o Dividend Capital Total Realty Trust, 7 Times Square, Suite 3503, New York, New York 10036 (“Buyer”).

BACKGROUND

The Background of this Agreement is as follows:

A.            Seller is the owner of a certain tract of land being comprised of one parcel of property as more fully described on Exhibit “A” attached hereto (the “Land”), together with the building and improvements  thereon, including an office building containing approximately 172,894 square feet, commonly known as Bala Pointe Office Centre (the “Improvements”), and located  at 111 Presidential Boulevard, Bala Cynwyd, Lower Merion Township, Montgomery County, Pennsylvania ; and

B.            Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Property (as defined below) referred to in this Agreement, upon the terms and conditions set forth herein.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with the preceding Background paragraphs incorporated by reference, the parties hereto, intending to be legally bound hereby, covenant and agrees as follows:

1.             PROPERTY BEING SOLD.

Seller shall sell, transfer and convey to Buyer on the Closing Date (as hereinafter defined) all of Seller’s interest in:

1.1           Real Property.  (i)  the Land, (ii) the Improvements and (iii) all of the easements, licenses, rights of way, privileges, hereditaments, appurtenances, inuring to the benefit of  the Land and the Improvements and (iv) rights to any land lying in the beds of any street, road or avenue, open or proposed, adjoining the Land and any gores and gores adjacent to the Land (all items in clauses (i) through (iv) above hereinafter collectively referred to as the “Premises”).

1.2           Personal Property.  All equipment, fixtures, machinery and personalty of every description attached to or specifically used in connection with the Premises (and not owned by tenants under leases of the Premises) (hereinafter collectively referred to as “Personal Property”).

1.3           Intangible Property  (i) all service, equipment, supply, maintenance, utility and other contracts and agreements in effect on the date hereof and listed on Exhibit “C” attached hereto (the “Existing Contracts”) and any new contracts entered into after the date hereof in accordance with this Agreement, ( the “New Contracts” and together with the Existing Contracts, the “Service Contracts”), (ii)_all rights, guaranties and warranties of any nature, all architects’, engineers’, surveyors’ and other real estate professionals’ plans, specifications, certifications, reports, data or other technical descriptions, reports or audits, including any electronic copies thereof, all without warranty as to completeness or accuracy (together with the Service Contracts, the “Contract Documents”), (iii) all governmental permits, licenses, certificates, and approvals in connection with the ownership of the Premises (“Licenses”), (iv) all escrow accounts, deposits, instruments, documents of title, general intangibles, all rights to the name “Bala Pointe” and any other names used in connection with the Premises to the extent assignable and all of Seller’s rights, claims, and causes of action if any, to the extent they are assignable, under any warranties and/or guarantees of manufacturers, contractors or installers, all rights against tenants and others relating to the Premises or the operation or maintenance thereof, including to the extent applicable, any warranties from any previous owners of the Premises (all items in clauses (i) through (iv) above hereinafter collectively referred to as “Intangible Property”); and

1.4           Leases.  All leases, licenses and other agreements, occupancy or otherwise  for any part of the Premises, including all amendments, modifications and the like which are in effect as of the date hereof and listed on Exhibit “E-1” (the “Existing Leases”) attached hereto or which are entered into after the date hereof in accordance with the terms of this Agreement (the “New Leases”, and together with the Existing Leases, the “Leases”) , and all prepaid rent and unapplied security deposits (the “Security Deposits”).

The Premises, the Leases, the Security Deposits, Intangible Property and Personal Property are sometimes hereinafter referred to as “Property.”

2.             PURCHASE PRICE AND MANNER OF PAYMENT.

2.1           Purchase Price.  Buyer shall pay the total sum of Thirty Four Million, Nine Hundred, Eighteen Thousand and 00/100 Dollars ($34,918,000.00) (the “Purchase Price”) subject to adjustment.

2.2           Manner of Payment.  The Purchase Price shall be paid in the following manner:

2.2.1        Deposit.  No later than two (2) business days after the full execution of this Agreement, Buyer shall deposit One Million and 00/100 Dollars ($1,000,000.00) to Fidelity National Title Insurance Company (hereinafter referred to as “Escrow Agent” or “Escrowee”).  This sum and all other sums paid by Buyer to the Escrow Agent under this Agreement (together with any and all interest accrued thereon, hereinafter referred to as the “Deposit”) shall be held by Escrow Agent in a [federally-insured, segregated money market account] at an institution to be designated by Buyer until the release of the Deposit pursuant to Section 16 of this Agreement.  Interest on the Deposit shall be credited to Buyer at Closing, or otherwise paid to the party entitled to the Deposit in the event of the termination of this Agreement prior to Closing.  If Buyer does not elect to terminate this Agreement pursuant to Section 6 below prior to the Inspection Period Expiration Date (as hereinafter defined), the Deposit shall automatically become non-refundable unless the Closing fails to occur by reason of (i) Seller’s default, (ii) Seller’s inability to deliver title without Title Objections, (iii) the failure of any condition precedent to Buyer’s obligation to close set forth in Section 12.2 below or (iv) a termination pursuant to Article 8 or Article 9 below, in which event (i.e. the occurrence of (i), (ii), (iii) or (iv) above), the Deposit shall be returned to Buyer in accordance with the terms of this Agreement.

2.2.3        Cash Balance.  The balance by delivery to the Seller on the Closing Date, by bank cashier’s, title company, or certified check, or by wire transfer, subject to adjustment as herein provided.

3.             TITLE.  On the Closing Date, Seller shall convey to Buyer good and marketable fee simple title to the Premises subject only to the Permitted Exceptions (as defined in Section 6.1 below), which title shall be insurable at regular rates by a reputable title insurance company (“Title Company”) under an ALTA 1992 Owner’s Policy of Title Insurance in the amount of the Purchase Price (“Title Policy”).

4.             COVENANTS.  In addition to the covenants contained in the other Sections of this Agreement, Seller covenants that, between the date hereof and the Closing Date, it shall:

4.1           Maintenance.  Maintain the Property in good condition and repair, reasonable wear and tear alone excepted, operate the Property in substantially the same management practices and leasing standards as operated prior to the date hereof, and pay in the normal course of business prior to Closing, all sums due for work, materials or service furnished or otherwise incurred in the ownership and operation prior to Closing.

4.2           Alterations.  Not make or permit to be made any alterations, improvements or additions to the Property without the prior written consent of Buyer, except those made by Seller if required by applicable law or ordinance, or as required under any Lease or under this Agreement.

4.3           Lease.  Not enter into any New Lease or amend, modify, renew, terminate, grant any consent or waive any material right under any Existing Lease without Buyer’s consent, such consent to be given or withheld within three (3) business days of receipt of a leasing proposal and/or a copy of any proposed New Lease or amendment, modification, renewal, termination consent or waiver in respect of any Existing Lease, which consent (i) shall not be unreasonably withheld if the leasing proposal (and documentation if not substantially in the same form as the proposed document) is received by Buyer at least three (3) business days prior to the Inspection Period Expiration Date and (ii) may be withheld in Buyer’s sole discretion if same is received after the date that is three (3) business days prior to the Inspection Period Expiration Date, provided that Buyer shall not unreasonably withhold consent to the final documentation of a lease to the extent that Buyer has approved a proposal and the documentation evidencing the terms of such proposal is on  the terms set forth in such proposal and substantially in the same form as the standard form of document previously delivered to Buyer.   Buyer agrees that it would not be reasonable to withhold consent if

Buyer previously approved the proposal and the documentation evidencing the terms of such proposal are substantially similar to both the proposal and the standard form of document previously delivered to Buyer.  If Buyer does not affirmatively give or withhold its consent within such three business day period, then such New Lease or amendment, modification, renewal, termination consent or waiver in respect of any Existing Lease shall be deemed rejected by Buyer.

4.4           Security Deposits.  Not apply any Tenant’s (as defined in Section 6.3 below) security deposit to the discharge of such Tenant’s obligations, without Buyer’s consent, which shall not be unreasonably withheld.

4.5           Bill Tenants.  Timely bill all Tenants for all rent billable under Leases, and use its best efforts to collect any rent in arrears.

4.6           Notice to Buyer.  Notify Buyer promptly of the occurrence of any of the following: (i) a fire or other casualty causing damage to the Property, or any portion thereof; (ii) receipt of notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof;  (iii) receipt of notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion thereof, or any real property adjacent to any of the Property, or setting forth any requirements with respect thereto; (iv) receipt or delivery of any default or termination notice or notice of intent to vacate or claim of offset or defense to the payment of rent from any tenant; (v) receipt of any notice of default from the holder of any lien or security interest in or encumbering the Property, or any portion thereof; (vi) a change in the occupancy of the leased portions of the Property; (vii) notice of any actual or threatened litigation against Seller or affecting or relating to the Property, or any portion thereof; or (viii) the commencement of any strike, lock-out, boycott or other labor trouble affecting the Property, or any portion thereof.

4.7           No New Agreements; Amendments .  Except for agreements which can be terminated on not more than thirty (30) days prior notice without penalty or payment of any kind not (i) enter into any other agreements which affect the Property or the transactions contemplated by this Agreement, without the prior written consent of Buyer; (ii) permit the creation of any liability, easement, restriction, encumbrance or lien which shall bind Buyer or the Premises after Closing and (iii) amend, modify, renew or terminate any Contract Document without the prior written consent of Buyer, provided that Seller shall terminate on or prior to Closing any Service Contacts that Buyer, during the Inspection Period requests in writing that Seller terminate.

4.8           Estoppels .  Seller shall use commercially reasonable efforts to obtain Estoppels (as hereinafter defined) from each Tenant in the form of Exhibit “F” attached hereto. Seller shall forward a request for Estoppels to each of the Tenants; provided, however, that other than delivery of Required Estoppels (as hereinafter defined) pursuant to Section 12.2.3 hereof, delivery of such Estoppels shall not be a condition to Buyer’s obligations hereunder and shall not relieve Buyer’s obligation to close.  Seller shall provide copies of the estoppel certificates that are sent to each Tenant prior to the Inspection Period Expiration Date.

4.9           No Transfers  .  Seller shall not transfer, sell or otherwise dispose of any of the Property without the prior written consent of Buyer, except for the use and consumption of supplies and the replacement of worn out, obsolete or defective tools, equipment and appliances, in the ordinary course of business, provided such items are replaced with items of no lesser quality.

4.10         Licenses. Keep all Licenses in full force and effect.

4.11         Applicable Laws.  Comply in all material respects with all applicable laws, rules and regulations.

4.12         Taxes; Charges; Etc.  Continue to pay or cause to be paid all taxes and assessments, water and sewer charges, utilities and obligations under the Contract Documents.

4.13         Active Deals.   Seller shall use commercially reasonable efforts to obtain a new lease with Resolutions Consultants for 2,313 rentable square feet of the Premises.  Seller shall be responsible for any tenant improvement allowance or broker commission due in connection with such new lease.

5.             REPRESENTATIONS AND WARRANTIES.  In order to induce Buyer to enter into this Agreement, each Seller hereby represents and warrants to Buyer that the following representations and warranties are true now and will be substantially true at Closing:

5.1           Seller’s Authority For Binding Agreement.  Seller is a duly authorized and validly existing limited partnership formed under the laws of Delaware.  Seller has full power, right and authority to own its properties, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement.  Each of the persons or entities executing this Agreement on behalf of Seller is authorized to do so.  This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.  The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any law, judgment, order, writ, injunction, decree, rule or regulation, or conflict with or result in the breach of any other agreement, document or instrument to which Seller is a party or by which it or the Property is bound or affected.  No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

5.2           Employment on “At-Will” Basis.  All persons and entities presently employed in connection with the operation and maintenance of the Premises are employed on an “at will” basis; are dischargeable upon thirty (30) days notice, and, unless otherwise directed by Buyer, shall be terminated by Seller as of Closing.  There are no labor disputes pending, nor to the best of Seller’s knowledge, contemplated pertaining to the operation or maintenance of the Premises, or any part thereof.  Seller has no employment agreements, either written or oral, with any person which would require Buyer to employ any person after the date hereof.

5.3           Service Contracts.  Exhibit “C” attached hereto is a list of all Service Contracts, and except as stated on Exhibit “C” each of such Service Contracts is terminable at will upon no more than thirty (30) days notice.  No written notice of default or breach by Seller in the terms of any of such Service Contracts have been received by Seller.  Seller has performed, and at Closing shall have performed, all obligations which it has under the Service Contracts.  All Service Contracts will be assigned to Buyer at Closing unless Buyer requests during the Inspection Period that Seller terminate any such Service Contracts at Closing.

5.4           Condemnation.  There is no condemnation or eminent domain proceeding pending with regard to any part of the Property, and to the best of Seller’s knowledge, no such proceedings are proposed.

5.5           No Lawsuits.  There are no claims, lawsuits or proceedings pending, or to the best of the Seller’s knowledge, threatened (i) against or relating to the Property or (ii) against the Seller which could affect its ability to transfer title to the Property, in any court or before any governmental agency, except for actions for possession, damages and or rent, if any, against defaulted tenants as disclosed in Exhibit “D”.

5.6           No Tax Assessments.   There are no public improvements in the nature of off-site improvements, or otherwise, which have been ordered to be made and/or which have not heretofore been assessed, and, to Seller’s knowledge, there are no special or general assessments currently affecting or pending against the Property, except as set forth in the Title Binder.

5.7           Leases.

5.7.1        Other than as set forth on Exhibit “E-1” or Exhibit “E-2” which list sets forth a true, complete and correct rent roll for the Property, (A) there are no oral or written leases or rights of occupancy or grants or claims of right, title or interest in any portion of the Premises, (B) no person or entity has any right of occupancy to all or any portion of the Property except pursuant to the Leases.  Other than as set forth in the Leases, to Seller’s knowledge (A) there are no lease “buy out” or “takeover” agreements or assumed lease liabilities in connection with the Leases, (B) no tenant has any right of first refusal, option or other preferential right to purchase the Property or any portion thereof or any interest therein, and (C) there are no consents to sublease in effect with respect to any of the subtenants of any tenant under a Lease.

5.7.2        Except as specifically noted otherwise on Exhibit “E-1”, (A) each of the Leases is in full force and effect in accordance with its terms and has not been amended or modified in any respect, (B) to Seller’s knowledge, no default on the part of the tenant under any of the Leases has occurred and is continuing, (C) no default on the part of the landlord under any of the Leases has occurred and is continuing, (D) no written notice of a default on the part of the tenant under any of the Leases has been sent by Seller (E) no written notice of a default on the part of the landlord under any of the Leases has been received by Seller, (F) Seller has not received any written notice from any tenant under any Lease terminating its Lease or notifying Seller of such tenant’s intention to vacate its premises at the end of its current term, and (J) Seller has not delivered to any tenant under a Lease a notice terminating such tenant’s Lease.

5.7.3        If an to the extent that the Required Estoppels (as hereinafter defined)  confirm the truth and accuracy of one or more specific representations or warranties made by Seller under this Section 5.7, then Seller shall have not further liability solely with respect to a breach of any such representation or warranty so confirmed in the Required Estoppels.

5.8           Compliance with Law.

(i)            Seller has received no notice alleging that the Property is in violation of applicable laws, rules or regulations, and, to Seller’s knowledge, the Property, and the operation of the Property, is and will at the Closing be in compliance in all material respects with all applicable laws, rules or regulations.

(ii)           To the best of Seller’s knowledge without independent investigation and based solely on any notices received thereafter, there are no Hazardous Substances (defined below) and no Hazardous Wastes (defined below) are present on the Property including, without limitation, asbestos, flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, contaminant, polychlorinated bypheryls (“PCBs”), urea formaldehyde foam insulation, radon, corrosive, irritant, biologically infectious materials, petroleum product, garbage, refuse, sludge, hazardous or waste materials.  Seller has not been identified in any litigation, administrative proceeding or investigation as a responsible party or potentially responsible party for any liability for clean-up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances, Hazardous Wastes or other environmental pollutants or contaminants at the Property, and no lien or superlien has been recorded, filed or otherwise asserted against any real or personal property of Seller for any clean-up costs or other responses costs incurred in connection with any environmental contamination that is attributable, in whole or in part, to Seller.  For purposes of this Agreement, “Hazardous Substances” means those elements and compounds which are designated as such in Section 101(14) of the Comprehensive Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Section 9601 (14), as amended, all petroleum products and by-products, and any other hazardous substances as that term may be further defined in any and all applicable federal, state and local laws; and “Hazardous Wastes” means any hazardous waste, residential or household waste, solid waste, or other waste as defined in applicable federal, state and local laws.  Except as otherwise disclosed by Seller, Seller has not received any summons, citation, directive, letter or other communication, written or oral, from any governmental or quasi-governmental authority concerning any intentional or unintentional action or omission on Seller’s part which (a) resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes at the Property, or (b) related in any way to the generation, storage, transport, treatment or disposal of Hazardous Substances or Hazardous Wastes by Seller at the Property.   There are no underground storage tanks on the Property and to Seller’s knowledge, no underground storage tank has been removed from the Property by Seller or Seller’s predecessor in title.

5.9           No Brokers.  Except as set forth in Exhibit “K” attached hereto, to Seller’s knowledge, no brokerage or leasing commission or other compensation is now, or will at Closing be, due or payable to any person, firm, corporation, or other entity with respect to or on account of any of the leases, or any extensions or renewals thereof.  Seller shall be responsible for the lease commissions due to a broker in connection with the following: (a) Celeren Corporation 6,853 rsf lease (b) David Freeman 2,335 rsf  (month to month renewal); (c) Becker Associates renewal and (d) new lease with Resolutions Consultants for 2,313 rsf.

5.10         All Taxes and Assessments Paid.  Seller will have paid prior to Closing, all taxes and assessments, including assessments payable in installments, which are to become due and payable and/or a lien on the Property, except for taxes for the current year which shall be prorated at Closing.

5.11         FIRPTA.  Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the “Code”).

5.12         Mechanic’s Liens.  No work has been performed or is in progress at, and no materials have been furnished to the Property which, though not presently the subject of, might give rise to construction, mechanic’s, materialmen’s, municipal or other liens against the Property or any portion thereof, except that for which full and complete releases have been obtained.  If any lien for any such work is filed before or after Closing, Seller shall promptly discharge the same.

5.13         Insurance.  Seller has insurance in full force and effect which covers full replacement value of the Property.

5.14         Bankruptcy.          No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to Seller or the Property is pending, or, to Seller’s knowledge, is being threatened against Seller by any Person.

5.15         Due Diligence Materials.  All of the due diligence information to be provided by Seller to Buyer for its review pursuant to Section 6 hereof, including financial statements and related data, constitutes all of the material documents relating to the Property and the operation thereof, which to Seller’s knowledge are in the possession or under the control of Seller and all copies of such due diligence information furnished to Buyer to Seller’s knowledge are true, correct and complete.

5.16         Financial Representations.  To Seller’s knowledge, there are no:

(i)                                     irregularities involving any member of management or employees that would have a materially adverse effect on the statement of operating income for the Property provided to Buyer;

(ii)                                  written notices of material violations of laws or regulations, the effects of which should be considered for disclosure in the financial statements or as a basis for recording a loss contingency;

(iii)                               material events that have occurred that would require material adjustment to the statement of operating income provided to Buyer.

(iv)                              material transactions that have not been properly recorded in all material respects in the accounting records underlying the financial statements.

5.17         Personal Property.  The Personal Property is owned by Seller free and clear of any conditional bills of sale, chattel mortgages, security agreements, pledge agreements, financing statements or other security interests, and any liens, claims or encumbrances of any kind.

Except as expressly set forth in this Agreement, Seller has not made and does not hereby make any representations, warranties or other statements as to the condition of the Property and Buyer acknowledges that at Closing it is purchasing the Property on an “AS IS, WHERE IS” basis and without relying on any representations and warranties of any kind whatsoever, express or implied, from Seller, its agents or brokers as to any matters concerning the Property.  Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof.  The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Schedules and Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto.  Buyer acknowledges that Seller has requested Buyer to inspect fully the Property and investigate all matters relevant thereto and, with respect to the condition of the Property, to rely solely upon the results of Buyer’s own inspections or other information obtained or otherwise available to Buyer, rather than any information that may have been provided by Seller to Buyer.   The phrase “to Seller’s knowledge” or any similar knowledge qualification shall be deemed to mean, and shall be limited to, the actual knowledge (as distinguished from implied, constructive or imputed knowledge) of Tim McNally (former property manager) Les Santaniello (current property manager) and George Hasenecz, Vice President of Investment  Services, without such persons having made or having any obligation to make any independent inquiry or investigation.

6.             BUYER’S REVIEW AND APPROVAL OF TITLE AND SURVEY.

6.1           Title Binder; Survey .  Attached as Exhibit “B” to this Agreement is a copy of Seller’s title insurance policy, including all exceptions to title, such exceptions to title shall hereafter be referred to as “Permitted Exceptions” unless Buyer notifies Seller of an objection to any of such exceptions as set forth herein.  As promptly as practical after the date of this Agreement, Buyer shall secure a current title commitment (the “Title Binder”) from a title company acceptable to Buyer.

Buyer shall provide Seller with a copy of its title commitment within such stated time period.  Within one (1) day after the date of this Agreement, Seller shall deliver to Buyer any historic survey of the Property in Seller’s possession, and, Buyer, may order an updated ALTA survey  (the “Survey”), prepared by a duly licensed land surveyor acceptable to Buyer.

6.2           Title Objections .  In the event Buyer’s Title Binder, as updated to closing, or Buyer’s Survey  identifies any title exceptions or defects in title of which Buyer does not approve or which render title unmarketable or which unreasonably interferes with Buyer’s intended use of the Property (“Title Objections”), Buyer shall notify Seller (the “Title Report Objection Notice”) and Seller shall elect by written notice to Buyer (“Seller’s Disposition Notice”) within five (5) business days of a Title Report Objection Notice whether to correct such defects prior to Closing.  If Seller fails to deliver the Seller’s Disposition Notice to Buyer within five (5) business days of receipt a Title Report Objection Notice, Seller shall be deemed to have objected affirmatively to all matters set forth in the Title Report Objection Notice and the same shall constitute Seller’s refusal to correct, on or before the date of Closing, all title matters to which Buyer objected in the Title Report Objection Notice, subject to Seller’s obligation to cure certain exceptions pursuant to this Section 6.2.  In the event Seller cannot correct such defects by Closing or chooses not to correct such defects subject to Seller’s obligation to cure certain exceptions pursuant to this Section 6.2, then Buyer may accept title as is without abatement or reduction of Purchase Price or Buyer may cancel this Agreement upon notice to Seller and receive a full refund of the Deposit.  Upon delivery of Buyer’s notice canceling this Agreement, this Agreement shall thereupon be deemed canceled and become void and of no further effect, and neither party shall have any obligations of any nature to the other hereunder or by reason hereof, except for those provisions herein which by their terms expressly survive.  Seller shall not be required to take or bring any action or proceeding or any other steps to remove any defect in or objection to title or to fulfill any condition or to expend any moneys therefor, nor shall Buyer have any right of action against Seller therefor, at law or in equity, provided, however, that, notwithstanding anything to the contrary contained herein, Seller shall remove or cause to be removed of record (i) the lien of any mortgage, security agreement, financing statement or any other instrument which evidences or secures indebtedness and affects the Property and (ii) any other liens or encumbrances against the Property, including without limitation mechanics liens, which were not caused by the acts or omissions of Buyer, its agents, contractors or representatives and which can be cured by the payment of money in liquidated amounts.

6.3   Physical and Financial Inspection.  For a period (the “Inspection Period”) commencing on the date of execution of this Agreement by Buyer and expiring thirty (30) days thereafter (such date is herein referred to as the “Inspection Period Expiration Date”), Buyer shall have the right to obtain financing for the Property and have performed a physical and mechanical inspection, measurement and audit of the Property and an inspection of all books and records and financial information pertaining thereto, and Seller shall cooperate with Buyer and shall furnish to Buyer such information, materials and documents as Buyer may reasonably request and shall have its accountant available throughout such period to assist in Buyer’s inspection and review.  The inspection, audit and measurement of the Property’s operation, condition and maintenance shall include, without limitation, such environmental and engineering inspections, reviews and assessments that Buyer deems appropriate. Buyer shall also be entitled to contact and meet with any tenants under any of the Leases (“Tenants”) during the Inspection Period provided such contact and meeting is coordinated by Seller and Seller accompanies Buyer.  If Buyer, at Buyer’s sole and absolute discretion, shall find such inspection(s) to be unsatisfactory, or for any other reason whatsoever, Buyer shall have the right, at its option, to terminate this Agreement on or before the Inspection Period Expiration Date, and upon such termination, the Deposit shall be immediately refunded to the Buyer, and thereupon the parties hereto shall have no further liabilities one to the other with respect to the subject matter of this Agreement.  Buyer agrees that it shall not unreasonably interfere with tenants in performing its inspection.

Seller shall provide the following material to Buyer within one (1) business day following full execution of this Agreement, all of which shall be true correct and complete to the best of Seller’s knowledge:

1.                                       Historic title reports and documentation of title for the Property, in addition to the title policy attached hereto as Exhibit “B”, within Seller’s possession;

2.                                       Historic survey and as-built plans and specification for the Property, within Seller’s possession;

3.                                       Copies of all Leases and subleases for the Property and all amendments thereto;

4.                                       Current and historical operating reports with supporting financial documentation for the Property for the current year and the prior two years;

5.                                       Historic evidence of compliance with zoning for the Property, within Seller’s possession, including, to the extent available, copies of all certificates of occupancy and building permits;

6.                                       Information pertaining to any pending or threatened litigation involving the Property;

7.                                       All service and maintenance contracts, employment agreements, collective bargaining agreements, equipment leases, utility agreements, management agreements and the like, if any,  for the Property, within Seller’s possession;

8.                                       Real estate tax bills for the current year, if available, and the last three years;

9.                                       Copies of insurance bills and policies if specific to the Property and not covering Seller’s portfolio;

10.                                 Copies of all pending agreements that will be binding on Buyer after closing;

11.                                 Copies of all proposals, letters of intent and leases out for signature at the time this Agreement is executed;

12.                                 Aged delinquency report; and

13.                                 Copies of all environmental and engineering reports within Seller’s control or possession.

Notwithstanding anything herein to the contrary, in the event that Buyer does not terminate this Agreement prior to the Inspection Period Expiration Date, after the Inspection Period Expiration Date, Buyer shall continue to have the right to inspect the Property, meet with Tenants (with Seller’s coordination and accompaniment)  and perform such other tasks permitted in this Section 6.3 but Buyer shall no longer have a right to terminate this Agreement based upon the results of any such investigation.

7.             SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The representations and warranties of Buyer and Seller set forth herein shall survive the Closing and delivery of the deed for a period of one (1) year from date of closing.

8.             FIRE OR OTHER CASUALTY.

8.1           Maintain Insurance.  Seller shall maintain in effect until the Closing Date the insurance policies (or like policies) now in effect with respect to the Premises and Personal Property.

8.2           Minimal Damage.  If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, Seller shall give prompt notice of such casualty to Buyer.  If the cost of repair or restoration thereof shall be $250,000 or less (as established by good faith estimates obtained by Buyer), this Agreement shall remain in force and, upon Buyer’s consent, Seller shall commence to repair any such damage prior to Closing, if the commencement of such repairs is possible prior to Closing.

8.3           Substantial Damage.  If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, Seller shall give prompt notice of such casualty to Buyer.  If the cost of repair or restoration thereof shall be more than $250,000 (as established by good faith estimates obtained by Buyer), Buyer may within thirty (30) days after receipt of such notice from Seller (“Damage Notice”) of said damage or destruction, terminate this Agreement by giving written notice thereof to Seller (“Buyer’s Notice of Election”), and if this Agreement is so terminated, then the Deposit shall be immediately refunded to Buyer, and thereafter neither party shall have any further liability hereunder thereafter.  If Buyer does not so terminate this Agreement, it shall remain in full force and effect, and the provisions of Section 8.4 below shall apply.

8.4           Closing After Substantial Damage.  So long as this Agreement shall remain in force under Section 8.2 or 8.3, then (i) the sum of (a) all proceeds of insurance collected prior to Closing, (b) the amount of deductible under Seller’s insurance policy and (c) the cost of repair or restoration (as established by good faith estimates obtained by Buyer) for any uninsured casualty, shall be credited to Buyer against the Purchase Price payable by Buyer at Closing, and (ii) all unpaid claims and rights in connection with losses shall be assigned to Buyer at Closing.  Buyer shall have a right to participate in any proceedings in connection with the adjustment of any insurance proceeds.

9.             CONDEMNATION.  If, prior to the Closing Date, all or any portion of the Premises is taken by eminent domain or a notice of any eminent domain proceedings with respect to the Premises or any part thereof is received by the Seller, then Seller shall within five (5) days thereafter give notice thereof to Buyer and Buyer shall have the option to (a) complete the purchase hereunder or (b) if such taking, in Buyer’s sole and absolute discretion, adversely affects the Premises or its current economic viability, terminate this Agreement, in which event the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void.  Buyer shall deliver written notice of its election to the Seller within twenty (20) days after the date upon which the Buyer receives written notice of such eminent domain proceedings.  If notice of condemnation is received by Buyer and it fails to deliver said written notice of its election within said time period, such failure shall constitute a waiver by Buyer of its right to terminate this Agreement.  If this Agreement is not so terminated, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of eminent domain or condemnation with respect to or for the taking of the Premises or any portion thereof, and until such time as closing has occurred, or this Agreement terminates.  Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings shall be conducted with the joint approval and consent of the Seller and the Buyer.

10.           Expense Allocations.

10.1         Seller shall pay one half of the applicable realty transfer taxes related to the execution, delivery and recording of the Deed.  Seller shall pay the broker commission.

10.2         Buyer shall pay one half of the applicable realty transfer taxes related to the execution, delivery and recording of the Deed and all of the cost of Buyer’s title examination, its environmental report, its survey and title premiums and endorsements and any other costs incurred by Buyer in connection with its inspection of the Property.

10.3         Buyer and Seller shall be responsible for paying their own attorney’s fees in connection with this transaction.

10.4         All other closing expenses shall be paid in accordance with the custom of the State and County in which the Premises are located.

11.           CLOSING.

11.1         Time and Date and Place.  The Closing on the sale of the Property (herein referred to as the “Closing”) shall take place on a date specified by Buyer in writing to Seller (the “Closing Date”) at least five (5) days prior to the specified Closing Date, but in any event no later than thirty (30) days following the Inspection Period Expiration Date, at the offices of Brandywine Realty Trust, 401 Plymouth Road Suite 500 Plymouth Meeting, PA 19462, commencing at 10:00 a.m. or at such other location and time as may be required by Buyer’s lender, or by mail if mutually agreed upon by Buyer, Seller and Title Company.

11.2         Documents.  At or prior to Closing, the parties indicated shall simultaneously execute and deliver the following:

11.2.1      Seller’s Documents and Other Items.  Seller shall execute and deliver or cause to be executed and delivered to Buyer in proper form for recording where necessary:

11.2.1.1            Deed.  A special warranty deed in the form attached hereto as Exhibit “G” (the “Deed”), conveying the Premises to Buyer, duly executed by Seller for recording.  The Deed description shall be based upon the metes and bounds description attached as Exhibit “A.

11.2.1.2            Bill of Sale.  A bill of sale in the form attached hereto as Exhibit “H”, assigning, conveying and transferring to Buyer, all of the Personal Property, free and clear of all liens, encumbrances and interests whatsoever.

11.2.1.3            Original Licenses, Contract Documents and Other Personal Property.  All original Licenses, Leases, Contract Documents, and other Personal Property and Intangible Property described in Section 1.2 and Section 1.3 of this Agreement, and copies of any other property files maintained by Seller and reasonably requested by Buyer.

11.2.1.4            Assignment of  Licenses, Contract Documents and Other Intangible Property.  An executed counterpart of an general assignment and assumption agreement in the form attached hereto as Exhibit “I”, assigning, conveying and transferring to Buyer the Licenses, Contracts Documents and other Intangible Property (the “Assignment of Contracts”).

11.2.1.5            Assignment of  Leases and Security Deposits.  An executed counterpart of an assignment and assumption of leases agreement in the form attached hereto as Exhibit “J”, assigning, conveying and transferring to Buyer the Leases and any Security Deposits in the form of letters of credit (the “Assignment of Leases”).

11.2.1.6            FIRPTA  and Certificates Required by Law.  All certificate(s) required under Section 1445 of the Code.

11.2.1.7            Title Insurance Certificates.  A standard limited partnership affidavit of title from Seller to Buyer and such affidavits of title or other certifications as shall be reasonably required by the Title Company to insure Buyer’s title to the Premises as set forth in Section 3.

11.2.1.8            Seller Certificate.  A written certification confirming that as of Closing no representation or warranty of Seller contained in this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or knowingly omits to state a material fact necessary to make any representation or warranty contained herein misleading.

11.2.1.9            Keys.  All keys, combinations and security codes for all locks and security devices on the Property;

11.2.1.10          Tenant Letter.  Letters to each tenant advising of the change in ownership and directing the payment of rent to such party as the Buyer shall designate, said letter to be in form acceptable to Buyer.

11.2.1.11          Seller’s Authority.  Proof satisfactory to Buyer and its counsel of Seller’s good standing and authority to enter into this transaction and proof of existence and authority of Brandywine Realty Trust to act on behalf of the Seller as its general partner.  Without limiting the generality of the foregoing, Seller shall deliver a certificate from an authorized officer of the Trust as the general partner of Seller confirming the incumbency of the signatories and the current form and effect of the resolution authorizing the transaction.

11.2.2      Buyer’s Deliveries .  Buyer shall deliver or cause to be delivered to Seller the following:

11.2.2.1            The amounts required to be paid to Seller pursuant to this Agreement;

11.2.2.2            Confirmation of the existence and subsistence of Buyer, and the authority of those executing for Buyer, including, without limitation, the following documents issued no earlier than thirty (30) days prior to Closing: a certificate from the secretary of Buyer confirming the incumbency of the signatories and the current force and effect of the resolution authorizing their execution of the documents required under this Agreement;

11.2.2.3            An executed counterpart of the Assignment of Contracts; and

11.2.2.4            An executed counterpart of the Assignment of Leases.

11.2.3      Necessary Documents.  Buyer and Seller shall execute and deliver such other documents and instruments as may be reasonably necessary to complete the transaction contemplated by this Agreement.

12.           CONDITIONS PRECEDENT TO CLOSING.

12.1         Seller Conditions.  Notwithstanding anything to the contrary contained herein, the obligation of Seller to close title in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of Closing of each of the conditions listed below; provided that Seller, at its election, evidenced by written notice delivered to Buyer at or prior to the Closing, may waive any of such conditions:

12.1.1      Buyer shall have executed and delivered to Seller all of the deliveries required under Section 11.2.2 and shall have paid all sums of money required to be paid under this Agreement.

12.1.2      All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date.

12.2         Buyer Conditions.  Notwithstanding anything to the contrary contained herein, the obligation of Buyer to close title in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below; provided that Buyer, at its election, evidenced by written notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

12.2.1      Seller shall have executed and delivered to Buyer all of the documents, and shall have taken or caused to be taken all of the other action, required of Seller under this Agreement.

12.2.2      Seller shall have delivered to Buyer estoppel certificates (individually, an “Estoppel” and, collectively, the “Estoppels”) from Tenants occupying no less than eighty (80%) percent of the leased rentable square feet of the Improvements existing as of the date of this Agreement (the “Required Percentage”), including Estoppels from Clear Channel Broadcast and Celeren Corporation, all dated not more that thirty days prior to the Closing Date, in the form attached hereto as Exhibit “F” and made a part hereof or certifying as to the matters set forth on Exhibit “F” on such other form as may be provided by any Tenant, provided that in each case such Estoppels are substantially the same as those estoppel certificates that were delivered to Buyer prior to the Inspection Period Expiration Date in accordance with Section 4.7  (collectively, the “Required Estoppels”).   Notwithstanding the foregoing in the event that Seller delivers Estoppels from Tenants occupying more than sixty-five (65%) percent the of leased rentable square feet of the Improvements existing as of the date of this Agreement, including  Clear Channel Broadcast and Celeren, but less than the Required Percentage, Buyer’s condition set forth in this Section 12.2.2 shall be satisfied in the event that Seller shall have delivered one or more certificates in substantially the same form as the form of Estoppel attached hereto as Exhibit “F” confirming in all material respects the matters set forth in the form estoppel certificate certificates that were delivered to Buyer prior to the Inspection Period Expiration Date (each, a “Seller’s Certificate”) so that, when combined with the Required Estoppels, Seller shall delivered Seller’ Certificates and Required Estoppels from Tenants occupying the Required Percentage. Seller’s failure to deliver Required Estoppels (or Seller’s Certificates in lieu thereof to the extent permitted herein) under this Section 12.2.3 shall constitute only a failure of a condition to Buyer’s obligations hereunder (in respect of which there shall be deemed to be no covenant on Seller’s part to be performed) and not a default by Seller, and Buyer shall not be entitled to specific performance of such obligation of Seller to deliver such Required Estoppels.  In addition, Seller’s failure to obtain the Required Estoppels (not including Seller’s Certificates) shall not entitle Buyer to the remedies under Section 13.3 hereof.

13.           DEFAULT; REMEDIES

13.1         In the event that any of Seller’s representations, warranties or covenants contained in this Agreement are not true in all material respects or if Seller shall have failed to have performed any of the covenants and/or agreements contained in this Agreement which are to be performed by Seller, on or before the date set forth in this Agreement for the performance thereof, or if any of the conditions precedent to Buyer’s obligation to consummate the transaction contemplated by this Agreement shall have failed to occur, Buyer may, at its option, rescind this Agreement by giving written notice of such rescission to Seller and Escrow Agent shall immediately thereafter return the Deposit, and thereupon, subject to the provisions of Section 13.3 below, the parties shall have no further liability to each other hereunder.  In the alternative, but without limiting Buyer’s right upon any default by Seller hereunder to receive the prompt return of the Deposit, Buyer may seek to enforce specific performance of this Agreement.

13.2         In the event Buyer shall default in the performance of Buyer’s obligations under this Agreement and the Closing does not occur as a result thereof, Seller’s sole and exclusive remedy shall be, and Seller shall be entitled, to retain the Deposit as and for full and complete liquidated and agreed damages for Buyer’s default, and Buyer shall be released from any further liability to Seller hereunder, except for those provisions herein which by their terms expressly survive.

13.3         Buyer’s Out-of-Pocket Costs.  In the event of Seller’s breach or default hereunder which results in Buyer’s termination of this Agreement, or in the event that Seller shall fail to perform any term, covenant or agreement, or satisfy any condition herein stipulated (including, without limitation, a failure of title, but not including the failure to obtain from third party Tenants the Required Estoppels), then, in any such event, upon termination by Buyer hereunder, in addition to receiving the immediate return of the Deposit, anything in the Agreement contained to the contrary notwithstanding, Buyer shall also receive from Seller, upon demand, Buyer’s actual, documented out-of-pocket costs and expenses associated with this Agreement and Buyer’s anticipated acquisition of the Property including, without limitation, Buyer’s reasonable counsel fees and costs, title expenses, survey costs, and other costs and expenses associated with Buyer’s due diligence, including, without limitation, legal, financial and accounting due diligence, Buyer’s structural inspection of the Property and Buyer’s environmental assessment of the Property (collectively, “Transaction Costs”).  The foregoing list is not intended to be exclusive, but representative of the costs and expenses that the parties anticipate that Buyer will incur in anticipation of this transaction.  Seller’s maximum reimbursement liability under this Section 13.3 shall not exceed $150,000.00 plus the amount of losses, if any, incurred by Buyer and actually paid as a result of any hedge contracts of Buyer.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, SELLER’S TOTAL LIABILITY FOR DAMAGES FOR BREACH OF THE COVENANTS, AGREEMENTS, WARRANTIES AND REPRESENTATIONS UNDER THIS AGREEMENT TO THE EXTENT BUYER CLOSES HEREUNDER, COLLECTIVELY, SHALL NEVER EXCEED ONE MILLION DOLLARS ($1,000,000.00), AND IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES.

14.           PRORATIONS.

14.1         Revenues and Operating Expenses.  The following items shall be prorated at Closing, as of 11:59 pm of the day immediately preceding Closing “Adjustment Date”:

14.1.1      Rents.     (a)           Fixed rents (including electricity, if applicable) payable by Tenants which are collected on or prior to the Closing in respect of the month (or other applicable collection period) in which the Closing occurs (the “Current Month”), on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Buyer).

(b)           If, at the Closing, any such fixed rent, including rent in respect of the Current Month, is past due by any Tenant, Buyer agrees that the first moneys received by it from such Tenant shall be received and held by Buyer in trust, and shall be disbursed as follows:

(i)            First, to Seller and Buyer, in an amount equal to the fixed rent for the Current Month, apportioned as of the date of Closing;

(ii)           Next, to Buyer in an amount equal to all other fixed rent which is then due and owing by such Tenant to Buyer in respect of all periods after the Current Month;

(iii)          Next, to Seller  in an amount equal to all other fixed rent owing by such Tenant to Seller in respect of all periods prior to the Current Month; and

(iv)          The balance, if any, to Buyer.

Each party agrees to remit reasonably promptly to the other the amount of such rents to which such party is so entitled and to account to the other party monthly in respect of same.  Buyer shall have the right from time to time for a period of sixty (60) days following the Closing, on reasonable prior notice to Seller, to review Seller’s rental records with respect to the Property to ascertain the accuracy of such accountings.  The rent received by Seller after the Closing shall be apportioned and remitted, if applicable, as hereinabove provided.

(c)           If the Closing shall occur prior to the time when any rental payments for fuel pass-alongs, so-called escalation rent or charges based upon real estate taxes, operating expenses, labor costs, cost of living or consumer price increases, a percentage of sales or like items (collectively, “Overage Rent”) are payable for any period which includes the period prior to the Closing, then such Overage Rent for the applicable accounting period in which the Closing occurs shall be apportioned subsequent to the Closing, but no such apportionments shall be made more than sixty (60) days after Closing.  Buyer agrees that it will receive in trust and pay over to

Seller, within thirty (30) days after Buyer’s receipt thereof, a pro-rated amount of such Overage Rent paid subsequent to the Closing by such Tenant based upon the portion of such accounting period which occurs prior to the Closing (to the extent not theretofore collected by Seller on account of such Overage Rent prior to the Closing), and shall account to Seller in respect of the same.  If, prior to the Closing, Seller shall collect any sums on account of Overage Rent or fixed rent for a year or other period, or any portion of such year or other period, beginning prior but ending subsequent to the Closing, such sums shall be apportioned at the Closing as of the date of the Closing.

(d)           Overage Rent prepaid by Tenants or otherwise payable by Tenants based on an estimated amount and subject to adjustment or reconciliation pursuant to the related Leases subsequent to the Closing shall be apportioned as provided in Section 14.1.1(c) hereof and shall be re-apportioned as and when the related Tenant’s actual obligation for such Overage Rent is reconciled pursuant to the related Lease.  Buyer and Seller shall jointly determine whether the items constituting Overage Rent have been overbilled or underbilled with respect to accounting periods prior to or in which the Closing occurs.  If Buyer and Seller determine (subject to any protest rights of any Tenant) that there has been an overbilling and an overbilled amount has been received, Buyer shall reimburse or credit against Overage Rent next coming due such amount to the Tenants which paid the excess amount and the parties shall contribute to such reimbursement in the respective proportions in which the applicable overbilled Overage Rents were previously apportioned between the parties as provided in Section 14.1.1(c).  If Buyer and Seller determine (subject to any protest rights of any Tenant) that there has been an underbilling, the additional amount may be billed to the Tenants who are determined to owe such additional amount, and the parties shall apportion such amount(s) so received in the respective proportions in which Overage Rents were previously apportioned between the parties as provided in Section 14.1.1(c).

(e)           All unapplied security deposits and advance rentals in the nature of security deposits made by Tenants under Leases, if any, which are in the possession or control of Seller on the date of the Closing shall be credited to the Purchase Price upon Closing.  With respect to any security deposit which is wholly or partially comprised of a letter of credit, all original letters of credit, with all amendments thereto, actually held by Seller accompanied by appropriate instruments (if made available after reasonable request by Seller) executed by Seller to transfer the letters of credit to Buyer shall be delivered to Buyer at Closing.  Any transfer fees or charges due in respect of the assignment and/or replacement of any unapplied security deposit comprised of a letter of credit shall be paid by 50% by Seller and 50% by Buyer, except to the extent expressly required to be paid by a Tenant pursuant to its respective Lease.  Seller and Buyer shall reasonably cooperate with each other following the Closing so as to complete the transfer of the letters of credit and cause Buyer to be the beneficiary thereunder.  The provisions of this Section 14.1.1(e) shall survive the Closing.

14.1.2      Taxes.  Real estate taxes, unmetered water and sewer charges and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Property in respect of the current fiscal year of the applicable taxing authority in which the Closing Date occurs (the “Current Tax Year”), on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Buyer); provided, however, that there shall be no adjustment of real estate taxes, water and sewer charges and any other municipal or governmental assessments payable by any Tenant directly to the taxing authority under any Lease.  If the Closing shall occur before the tax rate for the Current Tax Year is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the next preceding fiscal period applied to the latest assessed valuation.  Promptly after the new tax rate is fixed for the fiscal period in which the Closing takes place, the apportionment of real estate taxes shall be recomputed.  Upon the Closing Date and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments levied or imposed upon the Property payable in respect of the Current Tax Year and all periods after the Current Tax Year.  In the event that any assessments levied or imposed upon the Property are payable in installments, the installment for the Current Tax Year shall be prorated in the manner set forth above and Buyer hereby assumes the obligation to pay any such installments due on and after the Closing Date.

14.1.3      Deposits.  Tax and utility company deposits, if any, shall be credited to Seller if such amounts remain on deposit after the Closing for the benefit of Buyer.

14.1.4      Water and Sewer Charges.  Water and sewer charges and fire protection and inspection services based upon meter readings to be obtained by Seller effective as of the Adjustment Date, or if not so obtainable, a date not more than ten (10) days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading.  Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment.  If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.

14.1.5      Assigned Contracts.  Amounts paid or payable in respect of any service and maintenance contracts assigned to Buyer in accordance herewith, if any, in respect of the billing period of the related service provider in which the Closing Date occurs (the  “Current Billing Period”) on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Buyer) and assuming that all charges are incurred uniformly during the Current Billing Period.  Calculations hereunder shall be based upon the most recent invoice rendered to Seller by the applicable service provider and, after an actual bill covering the period ending on the Closing Date is received, the apportionment of such charges hereunder shall be recomputed.

14.1.6      Electricity, gas, steam and fuel.  Electricity, gas and steam and fuel oil, if any, based on meter readings or a fuel company letter showing measurement on the day immediately preceding Closing, and valued at current prices.

14.1.7      Landlord Work Credit.  Seller shall credit to Buyer at Closing the estimated cost of completing of Suite 203 comprising 6,676 rentable square feet as a “white box”.

14.2         Custom and Practice.  Except as set forth in this Agreement, the customs of the State and County in which the Premises are located shall govern prorations.

14.3         Future Installments of Taxes.  If at Closing, the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in installments, then for purposes of this Agreement, all unpaid installments of any such assessment, including those which are to become due and payable and to be liens upon the Property shall be paid and discharged by Seller at Closing.

14.4         Application of Prorations.  If such prorations result in a payment due Buyer, the cash payable at Closing shall be reduced by such sum.  If such prorations result in a payment due Seller, the same shall be paid by Buyer at Closing.

14.5         Schedule of Prorations.  The parties shall endeavor to jointly prepare a schedule of prorations for the Property no less than five (5) days prior to Closing.

14.6         Readjustments.  The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined but no later than sixty (60) days following the Closing Date.

15.           BROKERS.  Except for CB Richard Ellis, Inc.’s fee which shall be paid by Seller pursuant to a separate agreement, each party hereby represents and warrants to the other that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement, and that neither has had any dealings with any other person or party which may entitle that person or party to a fee or commission.  Each party shall indemnify the other of and from any claims for commissions by any person or party claiming such commission by or through the indemnifying party.

16.           ESCROW AGENT.  The parties hereto have requested that the Deposit be held in escrow by the Escrow Agent to be applied at the Closing or prior thereto in accordance with this Agreement.  The Escrow Agent will deliver the Deposit to Seller or to Buyer, as the case may be under the following conditions:

16.1         Payment to Seller.  To Seller on the Closing Date upon the consummation of Closing;

16.2         Payment to a Party.  To a party as specified in a document signed by Seller and Buyer or their attorneys, including without limitation this Agreement.

16.3         Notice of Dispute.  If either Seller or Buyer believes that it is entitled to the Deposit or any part thereof, it shall make written demand therefor upon the Escrow Agent.  The Escrow Agent shall promptly mail a copy thereof to the other party in the manner specified in Section 17.1 below.  The other party shall have the right to object to the delivery of the Deposit, by filing written notice of such objections with the Escrow Agent at any time within ten (10) days after the mailing of such copy to it in the manner specified in Section 17.1 below, but not thereafter.  Such notice shall set forth the basis for objection to the delivery of the Deposit.  Upon receipt of such notice, the Escrow Agent shall promptly deliver a copy thereof to the party who filed the written demand.  Notwithstanding the foregoing, in the event that (i) prior to the Inspection Period Expiration Date, Escrow Agent receives a copy of a notice from Buyer to Seller that Buyer has elected to terminate this Agreement or (ii) Escrow Agent receives a copy of Buyer’s notice to terminate this Agreement pursuant to Section 8.3 or Section 9 of this Agreement, Escrow Agent shall immediately return the Deposit to Buyer and Seller shall have no right to object thereto.

16.4         Escrow Subject to Dispute.  In the event the Escrow Agent shall have received the notice of objection provided for in 16.2 above of this Section, in the manner and within the time therein prescribed, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from both Seller and Buyer directing the disbursement of the Deposit in which case the Escrow Agent shall then disburse said Deposit in accordance with said direction, or (ii) litigation arises between Seller and Buyer, in which event the Escrow Agent shall deposit the Deposit with the Clerk of the Court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option elect in order to terminate the Escrow Agent’s duties including, but not limited to, deposit in Court and an action for interpleader.

16.5         Escrow Agent’s Rights and Liabilities. Escrow Agent shall not be required to determine questions of fact or law, and may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own willful default or gross negligence.  Escrow Agent shall have no duties or responsibilities except those set forth herein.  Escrow Agent shall not be bound by any modification of this Agreement, unless the same is in writing and signed by Buyer and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto.  In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Buyer or Seller which, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold and apply the Deposit, pursuant to Section 16.3, and may decline to take any other action.

17.           GENERAL PROVISIONS.

17.1         Notices.  All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective when (i) sent by nationally-recognized overnight courier, (ii) facsimile with original following by regular mail, or (iii) deposited in the United States mail and sent by certified mail, postage prepaid, addressed as follows:

If to Seller, addressed to:

Brandywine Operating Partnership, L.P..
c/o Brandywine Realty Trust
401 Plymouth Road, Suite 500
Plymouth Meeting, PA  19462
Attn:       George Hasenecz, Vice President
                 Lisa H. Barber, Associate General Counsel

If to Buyer, addressed to:

Amerimar Enterprises, Inc.
The Rittenhouse
Suite 1900
210 West Rittenhouse Square
Philadelphia, PA 19103
Attn: Stephen J. Gleason

and

Dividend Capital Total Realty Trust
7 Times Square, Suite 3503
New York, New York 10036
Attn: Marc J. Warren

With a copy to:

Solomon and Weinberg LLP
900 Third Avenue, 29th Floor
New York, New York 10022
Attention:              Joseph D. D’Angelo, Esq.
Telecopier:            (212) 605-0999

If to Escrow Agent, addressed to:

Fidelity National Title Insurance Company
8450 E. Crescent Parkway, Suite 410
Greenwood Village, CO 80111
Attention:              Robert Masten
Telecopier:            (720) 489-7592

or to such-other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement.

17.2         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

17.3         Entire Agreement.  All Exhibits attached to this Agreement are incorporated herein and made a part hereof.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof.  This Agreement may not be modified or amended other than by an agreement in writing.  The captions included in this Agreement are for convenience only and in no way define, describe or limit the scope or intent of the terms of this Agreement.

17.4         Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

17.5         No Recording.  This Agreement shall not be recorded in the Clerk’s Office or in any other office or place of public record.

17.6         Tender. The simultaneous tender of deed by Seller for purchase price from Buyer  are hereby mutually waived.  It being understood that closing shall occur through the offices of a title company and the deed and purchase price shall be delivered to the title company for Closing.

17.7         Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

17.8         Further Instruments.  Seller will, whenever and as often as it shall be reasonably request so to do by Buyer, and Buyer will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purposes of this Agreement.  All such instruments and documents shall be satisfactory to the respective attorneys for Buyer and Seller.  The provisions of this Article shall survive the Closing.

17.9         Time.  Time is of the essence.  In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or legal holiday of the United States or the Commonwealth of Pennsylvania, the time for such performance will be extended to the next succeeding business day.  Time periods under this Agreement will exclude the first day and include the last day of such time period.

17.10       Effective Date.  Whenever the term or phrase “effective date hereof” or “date hereof” or other similar phrases describing the date this Agreement becomes binding on Seller and Buyer are used in this Agreement, such terms or phrases shall mean and refer to the date on which a counterpart or counterparts of this Agreement executed by Seller and Buyer are deposited with the Escrow Agent.

17.11       Time for Acceptance.  This Agreement shall constitute an offer to buy or sell the Property, as case may be, on the terms herein set forth only when executed by the Seller or Buyer.  This Agreement may be accepted by the party receiving such executed Agreement only by executing this Agreement and delivering an original signed copy hereof to the Escrow Agent and an originally signed copy hereof to the other party hereto within three (3) business days after such receipt.  Failure to accept in the manner and within the time specified shall constitute a rejection and termination of such officer.

18.           EXCULPATION.  No recourse shall be had for any obligation of Brandywine Realty Trust or Seller under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of Brandywine Realty Trust or Seller, whether by  virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Buyer and all parties claiming by, through or under Buyer.

19.           ENTRY AND BUYER INDEMNITY.  In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller’s property management of the Property and the business of Seller’s tenants and otherwise in a commercially reasonable manner.  Without limiting the foregoing, prior to any entry to perform any on-site testing, Buyer shall give Seller notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing.  If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, upon Seller’s request, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing.  Seller or its representative may be present to observe any testing or other inspection performed on the Property.  Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer, its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller.  Buyer shall indemnify, defend and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorney’s fees) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including without limitation damage to the Property or release of hazardous substances or materials onto the Property, excluding, however, any costs incurred by Seller in supervising Buyer’s testing.  The foregoing indemnity shall survive beyond the Closing, or if the sale is not consummated, beyond the termination of this Agreement for a period of one year.

20.           RELEASE.  Except to the extent of the representations warranties and covenants of Seller expressly set forth in this Agreement, and except to the extent of a breach by Seller of applicable laws, and except as otherwise set forth in this Agreement, Buyer, on behalf of itself and its successors and assigns, waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, the partners, trustees, shareholders, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, which may arise on account of or in any way be connected with the physical condition of the Property or any law or regulation applicable thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 466 et seq.), the Safe Drinking Water Act (14 U.S.C. Sections 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), and the Toxic Substance Control Act (15 U.S.C. Sections 2601-2629).

21.           CONFIDENTIAL INFORMATION.  The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to affiliates, members, partners, employees, directors, officers, consultants, investors, advisors, attorneys, accountants, potential debt and equity financing sources and other representatives of either party, or as required by law, regulation or any legal or judicial process.  No party will make any public disclosure of the specific terms of this Agreement, except as required by law, regulation or any legal or judicial process.  Without limiting the generality of the foregoing, any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties, except for disclosures required by law, regulation or any legal or judicial process.  In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party.  Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to advisors, consultants, investors and affiliates in connection with the transactions contemplated hereby.  In the event of the termination of this Agreement for any reason whatsoever, Buyer will return to Seller, at Seller’s request, all documents, work papers, and other material (including all copies thereof) obtained from Seller in connection with the transactions contemplated hereby, and each party shall use its best efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information.  The provisions of this Section will survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

22.           OFAC.

Buyer represents, warrants and covenants that neither Buyer nor any of its partners, officers, directors, or members (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).  Buyer hereby agrees to defend, indemnify, and hold harmless Seller from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representation, warranty and covenant.  The breach of this representation, warranty and covenant by Buyer shall entitle Seller to terminate this Agreement and be awarded the Deposit as liquidated damages.

23.           INFORMATION AND AUDIT COOPERATION.  At any time within ninety (90) days after the Closing, Seller shall allow Buyer’s auditors access to the books and records of Seller and the working papers of Seller’s independent auditors relating to the operation of the Property for three (3) years prior to Closing to enable Buyer to comply with any financial reporting requirements applicable to Buyer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

[SELLER]

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By: Brandywine Realty Trust, its general partner

By:
Name:
Title:

[BUYER]

BALA POINTE OWNER LP

By: Bala Pointe GP, LLC, its general partner

By:
Name:
Title:

Agreed to by Escrow Agent with regard
to the obligations, terms, covenants
and conditions contained in this
Agreement relating to Escrow Agent.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:

Exhibits to Agreement of Sale

“A”         -               Legal Description

“B”         -               Seller’s Historic Title

“C”         -               Service Contracts

“D”         -               Litigation

“E-1”      -               Existing Leases

“E-2”      -               Rent Roll

“F”          -               Form of Estoppel

“G”         -               Form of Deed

“H”         -               Form of Bill of Sale

“I”           -               Form of Assignment of Contracts

“J”          -               Form of Assignment of Leases

“K”         -               Brokerage Agreements

AGREEMENT OF SALE

between

BRANDYWINE OPERATING PARTNERSHIP, L.P.

and

BALA POINTE OWNER LP

Dated: June    , 2006

EXHIBIT “A”

Legal Description

See Attached

EXHIBIT “B”

Seller’s Historic Title

See Attached

EXHIBIT “C”

List of Service Contracts

ThyssenKrupp Elevator Corporation – elevator maintenance

Custom Metal Restoration – metal maintenance

Genserve, Inc. – generator service

Worth & Company – HVAC

Hoffman Design Group – Interior landscaping

Allan Industries – janitorial

Charles Friel, Inc. – exterior landscaping

Hoffman Design Group – holiday decorations

ZAP – pest control

Militia Hill Security – security

Charles Friel, Inc. – snow removal

A&S Sprinkler co – sprinkler

Onyx Waste Services – trash removal

Southampton Window Cleaning – window cleaning (part of global contract)

EXHIBIT “D”

Litigation

NONE

EXHIBIT “E-1”

Existing Leases

1.               American Board of Ophthalmology Agreement of Lease dated May 16, 1990

a.               1st Amendment to Lease dated June 5, 1992

b.              2nd Amendment to Lease dated September 4, 1996

c.               3rd Amendment to Lease dated January 29, 1999

d.              4th Amendment to Lease dated June 18, 2001

e.               5th Amendment to Lease undated (2004)

2.               American Liver Foundation

a.               Lease dated June 19, 2002

b.              1st Amendment to Lease dated March 2005

3.               Jayne Antonowsky

a.               Lease dated December 1, 1995

b.              1st Amendment to Lease dated June 1, 2000

c.               2nd Amendment dated October 21, 2005

d.              3rd Amendment to Lease dated November 17, 2005

4.               Assignment Ready Inc.

a.               Lease dated January 12, 2006

5.               Becker Corporation

a.     Lease dated October 23, 1999

b.     1st Amendment to Lease dated August 22, 2001

c.     2nd Amendment to Lease dated April 28, 2003

d.     3rd Amendment to Lease dated June 5, 2004

e.     4th Amendment to Lease dated May 2005

f.                 5th Amendment to Lease dated February 16, 2006

6.               Steven Berger, Esq.

a.     Lease dated April 30, 2002

b.     1st Amendment to Lease dated May 13, 2003

c.               2nd Amendment dated June 17, 2005

7.               Capital Management Systems, Inc. (CMS)

a.               Lease dated October 15, 2004

8.               Celeren Corporation

a.     Lease Agreement dated February 13, 2006

9.               Clear Channel Broadcasting, Inc.

a.               Lease dated September 2004

10.         CMA Philadelphia / JM Consulting

a.               Lease dated September 9, 2002

11.         Connectechs, LLC

a.     Lease Agreement dated October 7, 2004

12.         Crane Communications

a.               Lease dated August 5, 2004

13.         Dash & Love

a.               Lease dated July 9, 2004

14.         Engineering Environmental Management (E2M)

a.               Lease dated November 11, 2003

15.         Dr. Eli Harmon

a.               Agreement to Lease dated June 26, 1992

b.              1st Amendment to Lease dated September 12, 1997

c.               2nd Amendment to Lease dated February 10, 2000

d.              3rd Amendment to Lease dated March 31, 2003

e.               4th Amendment to Lease dated July 7, 2004

f.                 5th Amendment to Lease dated July 19, 2005

16.         Equichoice

a.               Lease dated may 17, 2005

17.         ESC Consulting

a.               Lease dated September 17, 2001

18.         Freedman Consulting

a.               Lease dated August 25, 2001

b.              1st Amendment to Lease dated September 19, 2001

c.               Sublease dated September 20, 2002

d.              Consent to Sublease dated August 25, 2001

19.         FXpress Corporation

a.               Agreement of Lease dated September 30, 1997

b.              1st Amendment to Lease dated May 16, 2001

c.               2nd Amendment to Lease dated September 22, 2004

d.              3rd Amendment to Lease dated April 7, 2005

20.         Gallagher Medical Group

a.               Lease dated April 17, 2002

b.              First Amendment to Lease dated May 23, 2003

c.               2nd Amendment to Lease Agreement dated May 23, 2005

21.         Gravco Inc.

a.               Lease dated September 30, 2000

b.              Amendment to Lease dated August 15, 2002

22.         HMA Advisors

a.               Lease dated September 17, 2002

23.         HSBC Center

a.               Agreement of Lease dated August 8, 1996

b.              1st Amendment to Lease dated June 18, 2001

c.               Sublease between HSBC and Resolutions Consulting dated October 27, 2003

24.         International Communications  Support Services, Inc. (ICSS)

a.               Lease dated July 24, 2003

25.         Infinity Café (Man Young)

a.               Agreement of Lease dated February 17, 1997

b.              1st Amendment to Lease dated February 11, 2002

c.               2nd Amendment to Lease dated December 1, 2003

d.              3rd Amendment to Lease dated February 28, 2006

26.         ITM Associates Inc.

a.               Lease dated April 2005

27.         Jo-Dan Enterprises

a.               Agreement of Lease dated March 6, 1995

b.              1st Amendment to Lease dated October 11, 1999

c.               2nd Amendment to Lease dated April 17, 2003

d.              3rd Amendment to Lease dated July 28, 2004

e.               4th Amendment to Lease dated May 6, 2005

28.         Dr. Kluft/Dr. Fine

a.               Lease dated June 3rd, 1997

b.              1st Amendment to Lease dated February 14, 2002

29.         Amy MacIntyre, MD & Bryan MacIntyre

a.               Lease dated January 25, 2006

30.         Lerry C. McCrae Inc. – Suite 232

a.               Lease dated September 2002

31.         Moreland Development, LLC – Suite 209

a.               Lease dated May 31, 2005

32.         Net Revenue

a.               Lease Agreement dated February 15, 2005

33.         Dr. Henri Parens

a.     Lease dated June 4, 1993

b.     1st Amendment to lease dated April 20, 1998

c.               2nd Amendment to Lease dated September 30, 2002

34.         The Parkinson Council

a.               Lease dated December 1, 2005

35.         Pro-Care Medical Staffing

a.               Lease dated April 29, 2004

36.         Renal Care Group

a.               Lease dated May 2, 2005

37.         Jewish Republican Coalition

a.               Lease dated April 8, 2005

38.         Richard Rosen

a.               Lease dated January 27, 2003

39.         SPH Investments Inc.

a.               Lease dated January 23, 2004

40.         Cheryl Sanfacon/D. Norris

a.               Lease dated June 26, 2003

41.         Sang Yong Han

a.               Lease dated September 24, 1998

b.              1st Amendment to Lease dated December 18, 2002

42.         Security Search & Abstract

a.               Lease dated January 26, 2005

43.         Software Galleria et all

a.               Lease dated December 2004

44.         Systems Staffing Group, Inc.

a.               Lease dated December 20, 2005

45.         Treister & Co.

a.     Lease dated August 19, 1988

b.              1st Amendment to Lease dated December 7, 1990

c.               2nd Amendment to Lease dated January 29, 1991

d.              3rd Amendment to Lease dated December 2, 1993

e.               4th Amendment to Lease dated November 30, 1995

f.                 5th Amendment to Lease dated November 2, 1998

g.              6th Amendment to Lease dated November 26, 2003

46.         US LEC of PA

a.     Lease dated August 30, 1999

b.              1st Amendment to Lease dated December 19, 2003

47.         Wingstar Mortgage LLC

a.               Lease dated August 2, 2005

48.         Christopher H. Wright & Assoc. Inc.

a.               Lease dated August 8, 2005

49.         Yipes Enterprise Services, Inc.

a.               Lease dated September 6, 2005

EXHIBIT “E-2”

Rent Roll

See Attached

EXHIBIT “F”

Form of Estoppel

             , 2006

Brandywine Operating Partnership, L.P.

401 Plymouth Road

Plymouth Meeting, PA  19462

Attention: Lisa Hunn Barber, Esquire

Re:                               Lease between            and           , dated           , as amended                       (“Lease”) for Suite         , located at                                    (the “Property”)

To Whom it May Concern:

The undersigned is the holder of the Buyer’s interest under the Lease demising a portion of the Property (the “Leased Premises”).  We understand that BRANDYWINE OPERATING PARTNERSHIP, L.P., (“Brandywine”) intends to transfer the Property to                                  , (“Buyer), and that                        (“Lender”) may be the holder of a first mortgage on the Property, and that Brandywine, Buyer and Lender require this certification from us.

Accordingly, we hereby certify to Brandywine, Buyer and Lender as follows:

1.             The Lease is in full force and effect and has not been modified, amended or supplemented in any way, except as follows (Insert dates of all modifications, amendments, or supplements; if none, write “None”):                                          .

2.             There are no other representations, warranties, agreements, concessions, commitments, or other understandings between the undersigned and the Landlord regarding the Property other than as set forth in the Lease or paragraph 1 above.

3.             The landlord under the Lease has completed and delivered, and the undersigned has accepted, the Leased Premises in the condition required by the Lease and the term of the Lease commenced on                     .  The Leased Premises consists of approximately                   square feet.  The undersigned has taken possession of and is occupying the Leased Premises on a rent-paying basis and the monthly base rent payable thereunder is $          , payable in advance.  All improvements and work required under the Lease to be made by the landlord thereunder and all facilities required under the Lease to be furnished to the Leased Premises have been completed to the satisfaction of the undersigned, except as follows (Insert description of any improvements and work to be completed by the landlord under the Lease; if none, write “None”):                                        .

4.             The fixed expiration date set forth in the Lease, excluding renewals and extensions, is                     .  The undersigned neither has any option or right to purchase the Property or any portion thereof nor does the undersigned have any right or option to terminate the Lease or any of its obligations thereunder in advance of the scheduled termination date of the Lease as noted above, except as follows (Insert description of any purchase rights or options, and/or any early termination rights; if none, write “None):                         .

5.             All rents, additional rents and other sums due and payable under the Lease have been paid in full and no rents, additional rents or other sums payable under the Lease have been paid for more than one (1) month in advance of the due dates thereof.

6.             The landlord under the Lease is not in default under any of the requirements, provisions, terms, conditions or covenants of the Lease to be performed or complied with by the landlord under the Lease, and no event has occurred or situation exists which would, with the passage of time and/or the giving of notice, constitute a default or an event of default by the landlord under the Lease.

7.             The undersigned is not in default under any of the requirements, provisions, terms, conditions, or covenants of the Lease to be performed or complied with by the undersigned, and no event has occurred or situation exists which would, with the passage of time and/or the giving of notice, constitute a default or an event of default by the undersigned under the Lease.

8.             The undersigned has paid to the landlord under the Lease a security deposit of $               .

9.             The undersigned has no existing offsets, liens, claims or credits against the fixed rent or any additional rent, except for the following offsets or credits or tenant allowances to which the undersigned is entitled pursuant to the Lease (if none, write “None                   .

10.           There are no actions, voluntary or involuntary, pending against the undersigned under the bankruptcy laws of the United States or any State thereof.

11.           The undersigned hereby acknowledges and agrees that this certificate may be relied upon by any mortgagee, Buyer or any prospective purchaser, any prospective mortgagee, or assignee of any mortgage, of landlord’s interest in the Premises or any part thereof.

Very truly yours,

By:
Name:

EXHIBIT “G”

Form Special Warranty Deed

THIS INDENTURE made the      day of              , in the year of our Lord two thousand and six (2006),

BETWEEN BRANDYWINE OPERATING PARTNERSHIP, L.P. a Delaware limited partnership having a place of business at 401 Plymouth Road, Suite 500, Plymouth Meeting, PA 19462 (hereinafter called the Grantor), of the one part, and                          a                              (hereinafter called the Grantee), of the other part,

WITNESSETH That the said Grantor for and in consideration of the sum of Thirty Four Million Nine Hundred and Eighteen Thousand Dollars ($34,918,000), lawful money of the United States of America, unto it well and truly paid by the said Grantee, its successors and assigns, at or before the sealing and delivery hereof, the receipt whereof is hereby acknowledged, has granted, bargained and sold, released and confirmed, and by these presents does grant, bargain and sell, release and confirm unto the said Grantee, its successors and assigns, ALL THAT CERTAIN lot or parcel of ground, situate in the Township of Lower Merion, City of Bala Cynwyd, Montgomery County, Pennsylvania, more particularly bounded and described in Exhibit “A” attached hereto and made part hereof.

TOGETHER with all and singular the buildings and improvements, ways, streets, alleys, driveways, waters, water-courses, rights, liberties, privileges, hereditaments and appurtenances, whatsoever unto the hereby granted premises belonging, or in any wise appertaining, and the reversions and remainders, rents, issues, and profits thereof; and all the estate, right, title, interest, property, claim and demand whatsoever of it, the said Grantor, as well at law as in equity, of, in, and to the same.

TO HAVE AND TO HOLD the said lot or piece of ground above described, with the buildings and improvements thereon erected, hereditaments and premises hereby granted, or mentioned and intended so to be, with the appurtenances, unto the said Grantee, its successors and assigns, to and for the only proper use and behoof of the said Grantee, its successors and assigns forever.

AND the said Grantor, for itself, its successors and assigns, does covenant, promise and agree, to and with the said Grantee, its successors and assigns, by these presents, that it, the said Grantor and its successors and assigns, all and singular the hereditaments and premises hereby granted or mentioned and intended so to be, with the appurtenances, unto the said Grantee, its successors and assigns, against it, the said Grantor and its successors, and against all and every person and persons whomsoever lawfully claiming or to claim the same or any part thereof, by, from or under it or any of them, shall and WILL SPECIALLY WARRANT AND FOREVER DEFEND.

IN WITNESS WHEREOF, Grantor, has caused this Deed to be duly executed as of the day and year first above written.

Witness:	BRANDYWINE OPERATING PARTNERSHIP, L.P.

	By:	Brandywine Realty Trust, its general partner

By:

COMMONWEALTH OF PENNSYLVANIA:

		:	SS

COUNTY OF MONTGOMERY		:

On this, the     th day of             , 2006, before me, a Notary Public in and for the State and County aforesaid, the undersigned personally appeared, who acknowledged himself to be                       , the                   of the general partner of the Grantor, and that he/she, being authorized to do so, executed the foregoing instrument for the purposes therein contained by himself/herself  as                     .

NOTARY PUBLIC

My Commission Expires:

The address of the above named Grantee is:

On behalf of the Grantee

EXHIBIT “H”

Form of Bill of Sale

KNOW ALL MEN BY THESE PRESENTS THAT BRANDYWINE OPERATING PARTNERSHIP, L.P. a Delaware limited partnership having a place of business at 401 Plymouth Road, Suite 500, Plymouth Meeting, PA 19462 (“Seller”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, conveyed, transferred, assigned and delivered to                                          , a                        (“Buyer”), and by these presents does grant, bargain, sell, convey, transfer, assign and deliver unto Buyer, its successors and assigns, all right, title and interest in and to all machinery, equipment, supplies and fixtures owned by Seller (the “Personal Property”) located at the real property described on Exhibit “A” attached hereto.

TO HAVE AND TO HOLD, all and singular the Personal Property by these presents granted, bargained, sold, conveyed, transferred, assigned and delivered unto Buyer, its successors and assigns, forever.

Seller hereby represents and warrants to Buyer that Seller holds good and marketable title to the Personal Property, the Personal Property is being conveyed to Buyer free and clear of all liens and encumbrances of any kind and nature, and Seller shall warrant and defend the title to the Personal Property unto Buyer, its successors and assigns, against any claims and demands of all persons claiming by, through or under the Seller, but against none other.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of this     day of                  2006.

SELLER:
Witness:	BRANDYWINE OPERATING PARTNERSHIP, L.P.

	By:	Brandywine Realty Trust, its general partner

By:

EXHIBIT “A” TO BILL OF SALE

[Legal Description]

EXHIBIT  “I”

Form of Assignment of

Licenses, Contract Documents and Intangible Property

THIS ASSIGNMENT (the “Agreement”) dated                  , 2005, is made from BRANDYWINE OPERATING PARTNERSHIP, L.P. a Delaware limited partnership having a place of business at 401 Plymouth Road, Suite 500, Plymouth Meeting, PA 19462 (“Assignor”), to                                       , a                                       (“Assignee”).

BACKGROUND

Pursuant to that certain Agreement of Sale dated                             (the “Agreement of Sale”), Assignor has agreed to convey to Assignee certain real property and the improvements located thereon (the “Property”) as more particularly described on Exhibit “A” attached hereto and made a part hereof.

Assignor has agreed to assign to Assignee all Licenses, Contract Documents and other Intangible Property with respect to the Property.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, Assignor agrees as follows:

1.             Assignment of Licenses, Contract Documents and Intangibles.  Assignor hereby assigns, sets over and transfers to Assignee all of its right, title and interest in, to and under  (i) all service, equipment, supply, maintenance and other contracts and agreements listed on Exhibit “B” attached hereto (ii) all rights, guaranties and warranties of any nature, all architects’, engineers’, surveyors’ and other real estate professionals’ plans, specifications, certifications, reports, data or other technical descriptions, reports or audits, including any electronic copies thereof, all without warranty as to completeness or accuracy existing with respect to the Property, (iii) all governmental permits, licenses, certificates, and approvals in connection with the ownership of the Property, (iv) all escrow accounts, deposits, instruments, documents of title, general intangibles, all rights to the name “Bala Pointe” and any other names used in connection with the Property to the extent assignable and all of Assignor’s rights, claims, and causes of action if any, to the extent they are assignable, under any warranties and/or guarantees of manufacturers, contractors or installers, all rights against tenants and others relating to the Property or the operation or maintenance thereof, including to the extent applicable, any warranties from any previous owners of the Property (collectively the “Assigned Personal Property”)

2.             Assumption.  Assignee shall and does hereby assume and agree to observe and perform all obligations and duties of Assignor as landlord under the Assigned Personal Property arising from and after the date hereof.

3.             Indemnification.  Assignor shall indemnify and hold harmless Assignee from and against any and all claims, suits, costs or expenses, including attorneys’ fees, arising prior to the date hereof with respect to the Assigned Personal Property, and Assignee shall indemnify and hold harmless Assignor from and against any and all claims, suits, costs, or expenses, including attorneys, fees, arising on or after the date hereof with respect to the Assigned Personal Property.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on and as of the date first set forth above.

ASSIGNOR:

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By: Brandywine Realty Trust, its general partner

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

EXHIBIT “J”

Form of Assignment of Leases and Security Deposits

THIS ASSIGNMENT (the “Agreement”) dated                     , 2005, is made from BRANDYWINE OPERATING PARTNERSHIP, L.P. a Delaware limited partnership having a place of business at 401 Plymouth Road, Suite 500, Plymouth Meeting, PA 19462 (“Assignor”), to                   , a                 (“Assignee”).

BACKGROUND

Pursuant to that certain Agreement of Sale dated             , 2006 (the “Agreement of Sale”), Assignor has agreed to convey to Assignee certain real property and the improvements located thereon (the “Property”) as more particularly described on Exhibit “A” attached hereto and made a part hereof.

Assignor has agreed to assign to Assignee all leases and security deposits with respect to the Property.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, Assignor agrees as follows:

1.             Assignment of Leases.  Assignor hereby assigns, sets over and transfers to Assignee all of its right, title and interest in, to and under all those certain leases, licenses and other occupancy agreements for any part of the Property which are in effect as of the date hereof  (collectively, the “Existing Leases”).

2.             General Assignment.  Assignor does hereby assign, transfer, convey and deliver to Assignor all of Assignor’s right, title and interest, if any, in and to all deposits, security deposits and/or advance payments made by the tenants or occupants under the Existing Leases (“Deposits”).

3.             Assumption.  Assignee shall and does hereby assume and agree to observe and perform all obligations and duties of Assignor as landlord under the Existing Lease and Deposits arising from and after the date hereof.

4.             Indemnification.  Assignor shall indemnify and hold harmless Assignee from and against any and all claims, suits, costs or expenses, including attorneys’ fees, arising prior to the date hereof with respect to the Existing Leases and Deposits, and Assignee shall indemnify and hold harmless Assignor from and against any and all claims, suits, costs, or expenses, including attorneys, fees, arising on or after the date hereof with respect to the Existing Leases and Deposits.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on and as of the date first set forth above.

ASSIGNOR:

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By: Brandywine Realty Trust, its general partner

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

EXHIBIT “K”

Brokerage Agreements

Commission Agreement between Seller and CB Richard Ellis regarding Equichoice LLC dated May 31, 2005

Expired Exclusive Agency Agreement with Binswanger dated November, 2004 9coverage provided for 120 days from expiration)